Exhibit 11.01


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
                                                                                  FIRST AVIATION SERVICES INC.
                                                                        STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
                                                                                       (HISTORICAL BASIS)

                                                                            Quarter ended         Quarter ended
                                                                               4/30/97               4/30/96
                                                                          ------------------    -------------------
Net Income Per Common Share:

Net Income before extraordinary item                                             $1,205,000             $1,052,000

Extraordinary item; loss  on early extinguishment of debt                         (193,000)                      -

Net Income                                                                        1,012,000              1,052,000

Preferred Stock Dividends                                                          (18,000)               (33,000)
                                                                          ------------------    -------------------

Net Income applicable to Common Stock                                              $994,000             $1,019,000
                                                                          ==================    ===================

Weighted average common shares outstanding                                        7,128,888              3,556,665

Incremental shares due to warrants to purchase common stock                         428,774              1,823,064

Incremental shares due to stock options                                             149,850                      -

Incremental shares issuable pursuant to  SAB Topic 4D                                     -                149,850

Total Shares                                                                      7,707,512              5,529,579
                                                                          ==================    ===================

Net income per common share before extraordinary item                                 $0.16                  $0.18

Extraordinary item                                                                   (0.03)                      -
                                                                          ------------------    -------------------

Net Income per common share                                                           $0.13                  $0.18
                                                                          ==================    ===================


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